Exhibit 10.10

LOAN AGREEMENT

BY AND BETWEEN

VERI-TEK INTERNATIONAL, CORP.

AND

COMERICA BANK

DATED AS OF NOVEMBER 19, 2004

LOAN AGREEMENT

THIS LOAN AGREEMENT, made as of the 19th day of November, 2004, by and between VERI-TEK INTERNATIONAL, CORP., a                      corporation (“Company”), and COMERICA BANK, a Michigan banking corporation (“Bank”);

WITNESSETH:

1.	DEFINITIONS

For the purposes of this Agreement the following capitalized terms will have the following meanings:

“Advance” shall mean a borrowing requested by Company and made by Bank under Section 2 of this Agreement, including any refunding or conversions of such borrowings pursuant to Section 3.3 hereof, and shall include a Eurodollar-based Advance and a Prime-based Advance.

“Affiliate” shall mean, with respect to any Person, any other Person or group acting in concert in respect of the first Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such first Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Unless otherwise specified to the contrary herein, or the context requires otherwise, Affiliate shall refer to Company’s Affiliates.

“Alternate Base Rate” shall mean for any day a rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1%) equal to the Federal Funds Effective Rate in effect on such day plus one percent (1%).

“Applicable Interest Rate” shall mean the Eurodollar-based Rate or the Prime-based Rate, as selected by Company from time to time subject to the terms and conditions of this Agreement.

“Base Tangible Effective Net Worth” shall mean $7,500,000. On the last day of each fiscal quarter, beginning with the fiscal quarter ending March 31, 2005, Base Tangible Effective Net Worth shall increase by $500,000 until it reaches $11,500,000.

“Business Day” shall mean any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, London and New York.

“Capital Expenditures” shall mean, without duplication, any amounts accrued or paid by a Person in respect of any purchase or other acquisition for value of fixed or capital assets; provided that, in no event shall Capital Expenditures include amounts expended in respect of normal repair and maintenance of plant facilities, machinery, fixtures and other like capital assets utilized in the ordinary conduct of business (to the extent such amounts would not be capitalized in preparing a balance sheet determined in accordance with GAAP).

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Company” is defined in the preamble.

“Compliance Report” shall mean a Compliance Report to be furnished to Bank by Company to Bank pursuant to Section 8.6 hereof, in the form of Exhibit “C” and certified by an executive officer of Company.

“Default” shall mean any event or omission which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

“Environmental Laws” shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of the environment or any hazardous or toxic substances of any nature. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Federal Superfund Amendments and Reauthorization Act of 1986.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

“Eurodollar-based Advance” shall mean an Advance which bears interest at the Eurodollar-based Rate.

“Eurodollar-based Rate” shall mean a per annum interest rate which is equal to two and one-quarter percent (2-1/4%) plus the quotient of:

(a)	the per annum interest rate at which Bank’s Eurodollar Lending Office is offered deposits by other prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Advance and for a period equal to the relevant Interest Period at approximately 11:00 a.m. Detroit, Michigan time two (2) Business Days prior to the first day of such Interest Period; divided by

(b)	a percentage equal to 100% minus the maximum rate on such date at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category;

all as conclusively determined by Bank, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/16th of 1%.

“Eurodollar Lending Office” shall mean Bank’s office located at Grand Cayman, British West Indies or such other branch of Bank, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by notice to Company.

“Event of Default” shall mean any of the Events of Default specified in Section 11.1 and 11.2 hereof.

“Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Bank from three Federal funds brokers of recognized standing selected by it.

“GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied, as in effect on the date of this Agreement.

“Guaranty” shall mean any guaranty of all or any portion of the Indebtedness.

“Guarantor” shall mean any Person executing a Guaranty.

“Indebtedness” shall mean all loans, advances, fees, indebtedness, obligations and liabilities of Company to Bank under this Agreement, together with all other indebtedness, obligations and liabilities whatsoever of Company to Bank arising under or in connection with this Agreement, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

“Interest Period” shall mean a period of one (1), two (2), three (3), or six (6) months, as selected by Company pursuant to the provisions of this Agreement, commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 3.

“Letter(s) of Credit” shall mean any standby letters of credit issued by Bank for the account of Company pursuant to Section 2.5 hereof.

“Letter of Credit Reserve” shall mean, as of any applicable date of determination, an amount equal to the aggregate face amount of all Letters of Credit.

“Loan Documents” shall mean collectively, this Agreement, the Note, the Amended and Restated Security Agreement and any other instruments or agreements executed at any time pursuant to or in connection with any such documents.

“Net Worth” shall mean, as of any date, all amounts required to be included under stockholders’ equity on a balance sheet of Company prepared in accordance with GAAP.

“Note” shall mean the Revolving Credit Note.

“Permitted Investments” shall mean with respect to any Person:

(a) Governmental Obligations;

(b) Obligations of a state of the United States, the District of Columbia or any possession of the United States, or any political subdivision thereof, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

(c) Banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, or depository receipts issued by or maintained with any Lender or a bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by Holdings or any of its Subsidiaries in the ordinary course of business;

(d) Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

(e) Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced;

(f) Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above; and

“Person” shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

“Prime Rate” shall mean the per annum interest rate established by Bank as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

“Prime-based Advance” shall mean an Advance which bears interest at the Prime-based Rate.

“Prime-based Rate” shall mean for any day a per annum interest rate which is equal to the greater of (i) the Prime Rate and (ii) the Alternate Base Rate.

“Request for Revolving Credit Advance” shall mean a Request for Revolving Credit Advance issued by Company under this Agreement in the form annexed to this Agreement as Exhibit “B”.

“Revolving Credit” shall mean the revolving credit facility provided by Bank to Company under Section 2 of this Agreement.

“Revolving Credit Maturity Date” shall mean January 2, 2007.

“Revolving Credit Note” shall mean the Note described in Section 2.1 hereof made by Company to Bank in the form annexed to this Agreement as Exhibit “A”.

“Security Agreement” shall mean the Amended and Restated Security Agreement dated as of the date hereof between Bank and Company.

“Subordinated Debt” shall mean all Indebtedness of Company which has been subordinated in payment to the Indebtedness pursuant to the Subordination Agreement or any other agreement satisfactory to Bank.

“Tangible Effective Net Worth” shall mean, as of any date of determination, the Net Worth of Company as of such date (excluding amounts due, if any, from officers, directors and other Affiliates of Company, patents, patent rights, trademarks, trade names, goodwill and other similar intangible assets of Company), plus all Subordinated Debt as of such date.

“Total Liabilities” shall mean, as of any date of determination, the total liabilities of Company as of such date, as determined in accordance with GAAP.

“Total Liabilities to Tangible Effective Net Worth Ratio” shall mean, as of any date of determination, the ratio of Total Liabilities of Company as of such date to the Tangible Effective Net Worth of Company as of such date, in each case as determined in accordance with GAAP.

2.	THE INDEBTEDNESS: REVOLVING CREDIT

2.1 Bank agrees to make Advances to Company at any time and from time to time from the effective date hereof until the Revolving Credit Maturity Date, not to exceed Eight Million Dollars ($8,000,000) in aggregate principal amount at any one time outstanding. Advances under this Section 2 shall be evidenced by the Revolving Credit Note under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.

2.2 The Revolving Credit Note shall mature on the Revolving Credit Maturity Date and each Advance from time to time outstanding thereunder shall bear interest at its Applicable Interest Rate. The amount and date of each Advance, its Applicable Interest Rate, its Interest Period, if applicable, and the amount and date of any repayment shall be noted on Bank’s records, which records will be presumed correct absent manifest error.

2.3 Company may request an Advance under this Section 2 upon the delivery to Bank of a Request for Revolving Credit Advance executed by an authorized officer of Company, subject to the following:

(a)	each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance form annexed hereto as Exhibit “B”;

(b)	each such Request for Revolving Credit Advance shall be delivered to Bank by 11:00 a.m. three (3) Business Days prior to the day of the proposed date of Advance in the case of Eurodollar-based Advances and by 11:00 a.m. on the proposed date of Advance in the case of Prime-based Advances;

(c)	the principal amount of such Advance, plus the amount of any outstanding indebtedness to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be, in the case of a Eurodollar-based Advance, at least $500,000 or a greater amount that is a multiple of $100,000; and

(d)	a Request for Revolving Credit Advance, once delivered to Bank, shall be irrevocable.

Bank may, at its option, lend under this Section 2 upon the telephone request of an authorized officer of Company and, in the event Bank makes any such Advance upon a telephone request, the requesting officer shall, if so requested by Bank, mail to Bank, on the same day as such telephone request, a Request for Revolving Credit Advance in the form attached as Exhibit “B”. Company hereby authorizes Bank to disburse Advances under this Section 2 pursuant to the telephone instructions of any person purporting to be an authorized officer of Company and Company shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Advance.

2.4 The proceeds of the Revolving Credit Note shall be used by Company to refinance indebtedness currently owing to Bank, and for working capital purposes.

2.5 In addition to Advances under the Revolving Credit Note, Bank further agrees to issue, or commit to issue, from time to time, standby Letters of Credit for the account of Company in aggregate undrawn amounts not to exceed One Million Dollars ($1,000,000) at any one time outstanding; provided, however, that the sum of the aggregate amount of Advances outstanding under the Revolving Credit Note plus the Letter of Credit Reserve shall never exceed Eight Million Dollars ($8,000,000) and; provided further, that no Letter of Credit shall, by its terms, have an expiration date which extends beyond the earlier to occur of one year after issuance or the Revolving Credit Maturity Date. In addition to the terms and conditions of this Agreement, the issuance of any Letters of Credit shall also be subject to the terms and conditions of any letter of credit applications and agreements executed and delivered by Company to Bank with respect thereto. Company shall pay to Bank annually in advance a fee on the face amount of each Letter of Credit equal two percent (2%) per annum.

2.6 The aggregate principal amount at any one time outstanding under the Revolving Credit Note plus the Letter of Credit Reserve shall never exceed Eight Million Dollars ($8,000,000). Company shall immediately make all payments necessary to comply with this provision. Any such payments shall be applied first to outstanding Prime-based Advances and the remainder, if any, to outstanding Eurodollar-based Advances.

2.7 Company shall pay to Bank a per annum revolving credit facility fee on the unused amount of the Revolving Credit. Such fee shall be equal to the unused amount of the Revolving Credit multiplied by one-quarter of one percent (1/4%), computed on a daily basis. Such fee shall be payable quarterly in arrears on the first day of each January, April, July and

October, commencing January 1, 2005. In calculating such fee, the undrawn amounts of all Letters of Credit shall be considered usage of the Revolving Credit. Such fee shall be computed on the basis of a year of 360 days and assessed for the actual number of days elapsed. Such fee is non-refundable.

3.	INTEREST, INTEREST PERIODS, CONVERSIONS, PREPAYMENTS FOR ADVANCES

3.1 Advances under the Revolving Credit Note shall bear interest from the date thereof on the unpaid principal balance thereof from time to time outstanding at a rate per annum equal to the Prime-based Rate or the Eurodollar-based Rate, as the Company may elect subject to the provisions of this Agreement. With respect to Prime-based Advances, interest shall be payable quarterly on the first day of each calendar month, commencing on the first day of the month following the month during which such Advance is made, and at maturity. With respect to Eurodollar-based Advances, interest shall be payable on the last day of each Interest Period applicable thereto; provided, that for Eurodollar-based Advances with an Interest Period of six months, interest shall be payable at three month intervals. Notwithstanding the foregoing, from and after the occurrence of any Event of Default, the Advances shall bear interest, payable on demand, at a rate per annum equal to: (i) in the case of Prime-based Advances, three percent (3%) above the Prime-based Rate; and (ii) in the case of a Eurodollar-based Advance, three percent (3%) above the rate which would otherwise be applicable under this Section 3.1 until the end of the then current Interest Period, at which time such Advance shall bear interest at the rate provided for in clause (i) of this Section 3.1. Interest on all Advances shall be calculated on the basis of a 360 day year for the actual number of days elapsed. The interest rate with respect to any Prime-based Advance shall change on the effective date of any change in the Prime-based Rate.

3.2 Each Interest Period for a Eurodollar-based Advance shall commence on the date such Eurodollar-based Advance is made or is converted from an Advance of another type pursuant to Section 3.3 hereof or on the last day of the immediately preceding Interest Period for such Eurodollar-based Advance, and shall end on the date one, two, three or six months thereafter, as the Company may elect as set forth below, subject to the following:

(i) no Interest Period shall extend beyond the Revolving Credit Maturity Date; and

(ii) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case, such Interest Period shall end on the immediately preceding Business Day and when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month.

The Company shall elect the initial Interest Period applicable to a Eurodollar-based Advance by its Request for Advance given to the Bank pursuant to Section 2.3 or by its notice of conversion given to the Bank pursuant to Section 3.3, as the case may be. Provided that no Event of Default shall have occurred and be continuing, the Company may elect to continue an Advance as a Eurodollar-based Advance by giving irrevocable written, telephonic or telegraphic notice thereof to the Bank, not earlier than 11:00 a.m. three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar-based Advance, specifying the duration of the succeeding Interest Period therefor. If the Bank does not receive timely notice of the election and the Interest Period elected by the Company, the Company shall be deemed to have elected to convert such Eurodollar-based Advance to a Prime-based Advance at the end of the then current Interest Period.

3.3 Provided that no Event of Default shall have occurred and be continuing, the Company may, on any Business Day, convert any outstanding Advance into an Advance of another type in the same aggregate principal amount, provided that any conversion of a Eurodollar-based Advance shall be made only on the last Business Day of the then current Interest Period applicable to such Advance. If the Company desires to convert an Advance, it shall give the Bank prior written, telephonic or telegraphic notice, specifying the date of such conversion, the Advances to be converted, the type of Advance elected and, if the conversion is into a Eurodollar-based Advance, the duration of the first Interest Period therefor. Any such notice shall be given to Bank by 11:00 a.m. three Business Days prior to the date of conversion in the case of conversion into a Eurodollar-based Advance and by 11:00 a.m. on the date of conversion in the case of conversion into a Prime-based Advances.

3.4 Company may prepay all or part of the outstanding balance of the Prime-based Advance(s) under the Revolving Credit Note at any time without premium or penalty. Upon three (3) Business Days’ prior notice to Bank, Company may prepay all or part of any Eurodollar-based Advance, provided that the amount of any such partial prepayment shall be at least $250,000 and the unpaid portion of such Advance which is refunded or converted under Section 3.3 shall be subject to the limitations of Section 2.3(c). Any prepayment of a Prime-based Advance or any prepayment of a Eurodollar-based Advance on the last day of the Interest Period therefor made in accordance with this Section shall be without premium, penalty or prejudice to Company’s right to reborrow under the terms of this Agreement. Any other prepayment shall be subject to the provisions of Section 5.1 hereof.

4.	[RESERVED]

5.	SPECIAL PROVISIONS, CHANGES IN CIRCUMSTANCES AND YIELD PROTECTION

5.1 If Company makes any payment of principal with respect to any Eurodollar-based Advance which bears interest at the Eurodollar-based Rate on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Company fails to borrow any Eurodollar-based Advance after notice has been given by Company to Bank in accordance with the terms hereof requesting such Advance, or if Company fails to make any payment of principal or interest when due in respect of a Eurodollar-based Advance, Company shall reimburse Bank on demand for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Bank shall have funded or committed to fund such Advance. Such amount payable by Company to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) which bears interest at the Eurodollar-based Rate provided under this Agreement, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant Eurodollar-based Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund any Eurodollar-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Company, Bank shall deliver to Company a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

5.2 For any Interest Period for which the Applicable Interest Rate is the Eurodollar-based Rate, if Bank shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.

5.3 If with respect to any Interest Period Bank determines that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts are not being offered to the Bank for such Interest Period, then Bank shall forthwith give notice thereof to the Company. Thereafter, until Bank notifies

Company that such circumstances no longer exist, the obligation of Bank to make Eurodollar-based Advances, and the right of Company to elect the Eurodollar-based Rate for any Advance, shall be suspended.

5.4 If, after the date hereof, the introduction or implementation of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Bank (or its Eurodollar Lending Office) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurodollar-based Rate, Bank shall forthwith give notice thereof to Company. Thereafter (a) the obligation of Bank to make Eurodollar-based Advances shall be suspended and thereafter Company may select as Applicable Interest Rates only those which remain available, and (b) if Bank may not lawfully continue to maintain an Advance at the Eurodollar-based Rate to the end of the then current Interest Period applicable thereto, the Prime-based Rate shall be the Applicable Interest Rate for the remainder of such Interest Period.

5.5 If the adoption or implementation after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

(a)	shall subject Bank (or its Eurodollar Lending Office) to any tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to Bank (or its Eurodollar Lending Office) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its Eurodollar Lending Office imposed by any jurisdiction in which Bank is organized or engaged in business); or

(b)	shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its Eurodollar Lending Office) or shall impose on Bank (or its Eurodollar Lending Office) or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing is to increase the costs to Bank of maintaining any part of the Indebtedness or to reduce the amount of any sum received or receivable by Bank under this Agreement the Note, by an amount deemed by the Bank to be material, then, within fifteen days after demand by Bank, Company agrees to pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be presumed to be correct save for manifest error.

5.6 In the event that at any time after the date of this Agreement any change in law such as described in Section 5.5, hereof, shall in the opinion of Bank require that the credit provided under this Agreement be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by Bank or any corporation controlling Bank and such change has or would have the effect of reducing the rate of return on Bank’s or Bank’s parent’s capital or assets as a consequence of the Bank’s obligations hereunder to a level below that which Bank or Bank’s parent would have achieved but for such change, then Bank shall notify Company and demand compensation therefor and, within fifteen days after demand by Bank, Company agrees to pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be presumed to be correct save for manifest error.

6.	CONDITIONS

6.1 Company agrees to furnish Bank prior to the initial borrowing under this Agreement, in form and substance to be satisfactory to Bank, with (i) certified copies of resolutions of the board of directors of Company evidencing approval of the borrowings and transactions contemplated hereunder; (ii) certified copies of the articles of incorporation and bylaws of Company; (iii) certificates of good standing from the state of Company’s formation and from the state(s) in which Company is required to be qualified to do business; (iv) an opinion of counsel to Company and the Guarantors; and (v) such other documents and instruments as Bank may require.

6.2 As security for all Indebtedness, Company agrees to furnish, execute and deliver to Bank, or cause to be furnished, executed and delivered to Bank, prior to or simultaneously with the initial borrowing hereunder, in form to be satisfactory to Bank and supported by appropriate resolution in certified form authorizing same, the following:

(a)	The Security Agreement;

(b)	Financing Statements required or requested by Bank to perfect all security interests to be conferred upon Bank under this Agreement and to accord Bank a perfected first priority security position under the Uniform Commercial Code;

(c)	Such documents or certificates as may be requested by Bank and/or are required under the terms of any and every Loan Document; and

(d)	Such other documents or agreements of security and appropriate assurances of validity and perfected first priority of lien or security interest as Bank may reasonably request at any time.

6.3 Concurrently with the execution and closing hereof, Company pays to Bank its loan origination fee in the amount of $40,000. Such fee has been fully earned and is non-refundable.

6.4 The obligation of Bank to make the initial loan or Advance under this Agreement is subject to all of the following conditions:

(a)	Evidence that Company has completed an initial public offering of Company’s common stock, and has received at least $8,800,000 in net (after underwriting commission) proceeds therefrom; and

(b)	Evidence of satisfaction of all conditions included in the Commitment Letter dated October 28, 2004 between Company and Bank.

7.	REPRESENTATIONS AND WARRANTIES

Company represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

7.1 Company is a corporation duly organized and existing in good standing under the laws of the jurisdiction of its formation; Company is in good standing in each jurisdiction in which it is required to be qualified to do business; execution, delivery and performance of this Agreement and other Loan Documents, and the issuance of the Note by Company are within the corporate powers of Company, have been duly authorized, are not in contravention of law or the terms of the articles of incorporation or bylaws of Company, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement and the other Loan Documents, and the Note, when issued and delivered, will be valid and binding on Company in accordance with their terms.

7.2 The execution, delivery and performance of this Agreement and the other Loan Documents, and the issuance of the Note by Company, are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which Company is a party or by which it is bound.

7.3 No litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of Company is threatened against Company.

7.4 There are no security interests in, liens, mortgages, or other encumbrances on any assets of Company, except to Bank or as otherwise permitted by this Agreement.

7.5 Company neither maintains nor contributes to any employee pension benefit plan subject to title IV of ERISA, except those set forth in attached Schedule 7.5 (“Pension Plans”). There is no unfunded past service liability of any Pension Plan as of March 31, 2004, and there is no accumulated funding deficiency within the meaning of ERISA, or any existing material liability with respect to any Pension Plan owed to the Pension Benefit Guaranty Corporation (“PBGC”) or any successor thereto.

7.6 The audited financial statements of Company dated December 31, 2003, and the unaudited financial statements dated August 31, 2004, previously furnished Bank, fairly present in all material respects the financial condition of Company as of such date; since said dates there has been no material adverse change in the financial condition of Company; and to the best of the knowledge of Company’s officers, Company has no contingent obligations (including any liability for taxes) not disclosed by or reserved against in said balance sheet, and at the present time there are no material unrealized or anticipated losses from any present commitment of Company.

7.7 All tax returns and tax reports of Company required by law to have been filed have been duly filed or extensions obtained, and all taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon Company (or any of its properties) which are due and payable have been paid. The charges, accruals and reserves on the books of Company in respect of the Federal income tax for all periods are adequate in the opinion of Company.

7.8 Reserved

7.9 (a) Company, in the conduct of its business, is in compliance with all federal, state or local laws, statutes, ordinances and regulations applicable to it. Company has all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state or local, required to permit the operation of its business as presently conducted.

(b) Company is not a party to any litigation or administrative proceeding, nor so far as is known by Company is any litigation or administrative proceeding threatened against Company which in either case (i) asserts or alleges that Company violated Environmental Laws, (ii) asserts or alleges that Company is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, (iii) asserts or alleges that Company is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by Company.

(c) Company is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws and to the best knowledge of the Company, Company has not been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws.

(d) Company has all permits, licenses and approvals required under applicable Environmental Laws.

7.10 Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Company is not engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the loans hereunder will be used, directly or indirectly, for any purpose which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

8.	AFFIRMATIVE COVENANTS

Company covenants and agrees that it will, and will cause the Affiliates, so long as Bank may make any Advance under this Agreement and thereafter so long as any Indebtedness remains outstanding, to:

8.1 Furnish or cause to be furnished to Bank:

(a)	within ninety (90) days after and as of the end of each fiscal year of Company, a detailed balance sheet and statements of profit and loss, surplus reconciliation and cash flows of Company, prepared in accordance with GAAP and audited by independent certified public accountants satisfactory to Bank;

(b)	within forty five (45) days after and as of the end of each fiscal quarter, a balance sheet and statement of profit and loss and surplus reconciliation of Company for such quarter and fiscal year-to-date, certified by the chief financial officer of Company as being correct and accurate;

(c)	within fifteen (15) days after and as of the end of each month, (i) a detailed aging of Company’s accounts receivable and accounts payable in form and detail acceptable to Bank, prepared in accordance with GAAP (subject to year-end audit adjustments) and certified by the chief financial officer of Company as being correct and accurate to the best of such officer’s knowledge;

(d)	such information as required by the terms and conditions of any Loan Document referred to in this Agreement;

(e)	notice of the institution against Company of any litigation, proceeding (governmental or otherwise) or legal action which seeks or could result in a judgment or other monetary relief against Company in excess of $100,000, within ten (10) days of becoming aware thereof; and

(f)	promptly, and in form to be satisfactory to Bank, such other information as Bank may request from time to time.

8.2 Maintain all of its deposit accounts with Bank, and maintain in effect at all times “autocharge” authorizations under which all payments due under the Note shall be automatically debited to Company’s checking account with Bank.

8.3 Maintain, as of the last day of each fiscal quarter, beginning on the last day of the fiscal quarter during which this Loan Agreement is executed and closed, a Total Liabilities to Tangible Effective Net Worth Ratio of not more than 1.5 to 1.0.

8.4 Maintain, as of the last day of each fiscal quarter, beginning on the last day of the fiscal quarter during which this Loan Agreement is executed and closed, Tangible Effective Net Worth of not less than Base Tangible Effective Net Worth.

8.5 Reserved.

8.6 Reserved.

8.7 Furnish to the Bank, with each financial statement required to be delivered under Section 8.1(a) and each financial statement required to be delivered under Section 8.1(b) a Compliance Report.

8.8 Pay and discharge all taxes and other governmental charges, and all contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith.

8.9 Maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property mortgaged or pledged to Bank or property in which Bank shall hereafter have a security interest of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Company and Bank (as mortgagee) as their respective interests may appear, all said policies or copies thereof, including all endorsements thereon and those required hereunder, to be deposited with Bank.

8.10 Permit Bank, through its authorized attorneys, accountants and representatives, to examine its books, accounts, records, ledgers and assets of every kind and description at all times upon oral or written request of Bank, which shall include semi-annual accounts receivable audits and collateral audits of Company conducted by Bank, at Company’s own cost and expense.

8.11 Promptly notify Bank of any Default or Event of Default, and promptly inform Bank of the existence or occurrence of any condition or event which could have a material adverse effect upon the financial condition of Company.

8.12 Maintain in full force and effect all federal, state and municipal franchises, permits, licenses or other authorizations which are material to the operation of its business, and comply with the terms of such franchises, licenses, permits or other authorizations and the applicable laws, rules, regulations and orders of regulatory agencies or authorities having jurisdiction over its business.

8.13 Comply with all material requirements imposed by ERISA as presently in effect or hereafter promulgated, including but not limited to, the minimum funding requirements of any Pension Plan.

8.14 Promptly notify Bank after the occurrence thereof in writing of any of the following events:

(a)	the termination of a Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise;

(b)	the appointment of a trustee by a United States District Court to administer a Pension Plan;

(c)	the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto of any proceeding to terminate a Pension Plan;

(d)	the failure of a Pension Plan to satisfy the minimum funding requirements for any plan year as established in Section 412 of the Internal Revenue Code of 1954, as amended or any similar provision under the Internal Revenue Code of 1986, as amended;

(e)	the withdrawal of Company from a Pension Plan; or

(f)	a reportable event, within the meaning of Title IV of ERISA.

9.	NEGATIVE COVENANTS

Company covenants and agrees that, so long as Bank may make any Advances under this Agreement and thereafter so long as any Indebtedness remains outstanding, it will not, without Bank’s prior written consent:

9.1 Declare or pay any dividends or make any other distribution with respect to its equity interests.

9.2 Purchase, acquire, issue or redeem any of its capital stock or make any material change in its capital structure or business objects or purpose outside of the manufacturing industry.

9.3 Enter into any merger or consolidation.

9.4 Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others, except by endorsement for deposit in the ordinary course of business and guaranties in favor of Bank.

9.5 Become or remain obligated for any indebtedness for borrowed money, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, or on account of Capitalized Leases, except:

(a)	indebtedness to Bank;

(b)	current unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of business;

(c)	purchase money indebtedness in respect of equipment purchases not to exceed $50,000 in the aggregate at any time outstanding;

(d)	the Subordinated Debt; and

(e)	indebtedness described in Schedule 9.5.

9.6 Purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any Person or any shares of stock or other equity interests of any Person or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition.

9.7 Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person, except for (a) investments described in Schedule 9.7 and (b) Permitted Investments.

9.8 Affirmatively pledge or mortgage any of its assets, whether now owned or hereafter acquired, or create, suffer or permit to exist any lien, security interest in, or encumbrance thereon, except:

(a)	to Bank;

(b)	purchase money security interests given to secure indebtedness permitted by Section 9.5(c), provided that such security interests do not encumber any property other than the property financed by such indebtedness; and

(c)	encumbrances described in Schedule 9.8.

9.9 Sell, assign, transfer or confer a security interest in any account, contract, note, trade acceptance or other receivable, except to Bank.

9.10 Enter into, maintain, or make contribution to, directly or indirectly, any employee pension plan that is subject to Title IV of ERISA, except the Pension Plans.

9.11 During any fiscal year, sell, lease, transfer or otherwise dispense of assets having an aggregate book value in excess of $100,000, except for the sale of inventory in the ordinary course of business and the sale of obsolete or worn-out assets.

9.12 Subordinate any indebtedness due to it from a Person to indebtedness of other creditors of such Person.

9.13 Reserved.

9.14 Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate of Company unless such transaction is otherwise permitted by this Agreement, is in the ordinary course of Company’s business, and is on fair and reasonable terms no less favorable to Company than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

9.15 Enter into any agreement, document or instrument which would restrict or prevent Company from granting to Bank liens and security interests in any of Company’s assets.

9.16 Make any payment or distribution with respect to the Subordinated Debt which is not expressly permitted by the Subordination Agreement, or modify any agreement evidencing Subordinated Debt.

9.17 After the date hereof, enter into any operating lease if the amount of rental payments thereunder, plus the rental payments due under all other operating leases entered into by Company after the date hereof, would exceed $350,000 during any fiscal year.

10.	ENVIRONMENTAL PROVISIONS

10.1 Company shall comply with all applicable Environmental Laws.

10.2 Company shall provide to Bank, promptly upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by Company to a cleanup, removal, remedial action, or other response by or on the part of Company under applicable Environmental Laws or which seeks damages or civil, criminal or punitive penalties from Company for an alleged violation of Environmental Laws.

10.3 Company shall promptly notify Bank in writing as soon as Company becomes aware of the occurrence or existence of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate in any material respect as of any date.

10.4 In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement incomplete or inaccurate in any material respect as of any date, Company shall, at the reasonable request of Bank, at its sole expense, retain an environmental consultant, reasonably acceptable to Bank, to conduct a thorough and complete investigation regarding the changed condition and/or circumstance. A copy of the environmental consultant’s report will be promptly delivered to both Bank and Company upon completion.

10.5 At any time Company, directly or indirectly through any environmental consultant or other representative, determines to undertake an environmental audit, assessment or investigation relating to any fact, event or condition which would reasonably be expected to materially adversely affect its business or the value of its property or assets, Company shall promptly provide Bank with written notice of the initiation of the environmental audit, fully describing the purpose and intended scope of the environmental audit. Upon receipt, Company will promptly provide to Bank copies of all final findings and conclusions of any such environmental investigation.

10.6 Company hereby indemnifies, saves and holds Bank and any of its past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit(s), and legal expenses) arising out of any claim, loss or damage of any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Environmental Laws, caused by or in any way related to any property owned or operated by Company or due to any acts of Company or such Person’s, officers, directors, shareholders, employees, consultants and/or representatives; provided, however, that the foregoing indemnification shall not be applicable when arising solely from events or conditions occurring while the Bank is in sole possession (subject to the rights of any creditors of Company) of such property.

It is expressly understood and agreed that the indemnifications granted herein are intended to protect Bank, its past, present and future officers, directors, shareholders, employees, consultants and representatives from any claims that may arise by reason of the security interest, liens and/or mortgages granted to Bank, or under any other document or agreement given to secure repayment of any indebtedness from Company, whether or not such claims arise before or after Bank has foreclosed upon and/or otherwise become the owner of any such property. All obligations of indemnity as provided hereunder shall be secured by the collateral documents.

It is expressly agreed and understood that the provisions hereof shall and are intended to be continuing and shall survive the repayment of any indebtedness from Company to Bank.

10.7 Company shall maintain all permits, licenses and approvals required under applicable Environmental Laws.

11.	EVENTS OF DEFAULT

11.1	Upon occurrence of any of the following events of default:

(a)	non-payment of any installment of the principal or interest on the Note when due in accordance with the terms thereof, or upon non-payment of any other outstanding Indebtedness when due in accordance with the terms thereof;

(b)	default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Sections 2.6, 2.7, 8.1, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.14, 8.15, 9 or 10 of this Agreement;

(c)	default in observance or performance of any of the other conditions, covenants or agreements of Company herein set forth, and continuance thereof for thirty (30) days after written notice to Company by Bank;

(d)	any representation or warranty made by Company herein or in any instrument submitted pursuant hereto proves untrue in any material respect when made or deemed made;

(e)	default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in any other Loan Document and continuation of such default beyond any period of grace specified in any such document;

(f)	default in the payment of any other obligation of Company or any Guarantor for borrowed money in an aggregate amount in excess of Fifty Thousand Dollars ($50,000), or in the observance or performance of any conditions, covenants or agreements related or given with respect to any obligation for borrowed money in an aggregate amount in excess of Fifty Thousand Dollars ($50,000);

(g)	judgment(s) for the payment of money in excess of the sum of Fifty Thousand Dollars ($50,000) in the aggregate shall be rendered against Company or any Guarantor and such judgment(s) shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of sixty (60) consecutive days from the date of its/their entry;

(h)	the occurrence of any “reportable event”, as defined in ERISA and any amendments thereto, which is determined to constitute grounds for termination by the PBGC of any employee pension benefit plan maintained by or on behalf of Company for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such plan and is reasonably likely that the occurrence of such event would result in a material adverse effect on Company and such reportable event is not corrected and such determination is not revoked within thirty (30) days after notice thereof has been given to the plan administrator or Company; or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such employee benefit pension plan or to appoint a trustee to administer such plan; or the appointment of a trustee by the appropriate United States District Court to administer any such employee benefit pension plan;

(i)	if for any reason, (1) Quantum Value Partners, L.P. and Quantum Value Management, LLC shall collectively cease to own at least thirty percent (30%) of the common stock of the Company or shall cease to control the Company or (2) if there shall be any change in the ownership of either such company or a change in the management of the Company which in either case shall, in the sole judgment of the Bank, adversely affect future prospects for the successful operation of the Company;

(j)	if any party executing a Loan Document shall revoke such Loan Document or disavow its obligations thereunder;

then, or at any time thereafter, unless such default is remedied, Bank may give notice to Company declaring all outstanding indebtedness hereunder and under the Note to be due and payable, whereupon all indebtedness then outstanding hereunder and under the Note shall immediately become due and payable without further notice and demand, and Bank shall not be obligated to make further Advances or issue any further Letters of Credit.

11.2 If a creditors’ committee shall have been appointed for the business of Company or any Guarantor; or if Company or any Guarantor shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver, or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Company or any Guarantor, and such receiver, trustee or custodian so appointed shall not have been discharged within sixty (60) days after the date of his appointment or if an order shall be entered and shall not be dismissed or stayed within sixty (60) days from its entry, approving any petition for reorganization of Company or any Guarantor; then the Note and all indebtedness then outstanding hereunder shall automatically become immediately due and payable and Bank shall not be obligated to make further Advances or issue any further Letters of Credit.

11.3 Upon the occurrence and during the continuance of an Event of Default, unless all of the Indebtedness is then immediately fully paid, Bank shall have and may exercise any one or more of the rights and remedies for which provision is made for a secured party under the UCC or under any other document contemplated hereby or for which provision is provided by law or in equity, including, without limitation, the right to take possession and sell, lease or otherwise dispose of any or all of the collateral (if any) and to set off against the Indebtedness any amount owing by Bank to Company and/or any property of Company in possession of Bank. Company agrees, upon request of Bank, to assemble the collateral (if any) and make it available to Bank at any place designated by Bank which is reasonably convenient to Bank and Company.

11.4 All of the Indebtedness shall constitute one loan secured by all security interests, mortgages, liens, claims, and encumbrances that may from time to time hereafter be granted from Company to Bank. Upon the occurrence and during the continuance of an Event of Default, Bank may in its sole discretion apply the collateral to any portion of the Indebtedness. The proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by Bank, first upon all expenses authorized by the Michigan Uniform Commercial Code (or other applicable law) or otherwise in connection with the sale and all reasonable attorneys’ fees and legal expenses incurred by Bank; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to other Indebtedness and the surplus, if any, shall be paid over to Company or to such other Person or Persons as may be entitled thereto under applicable law. Company shall remain liable for any deficiency, which Company shall pay to Bank immediately upon demand.

11.5 The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law, in equity or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor shall it be construed, to preclude Bank from pursuing any other remedy for the recovery of any other sum to which Bank may be or become entitled for the breach of this Agreement by Company.

11.6 Upon the occurrence of any Event of Default, Company shall immediately upon demand by Bank deposit with Bank cash collateral in the amount equal to the maximum amount available to be drawn at any time under any Letter of Credit then outstanding.

12.	MISCELLANEOUS

12.1 This Agreement shall be binding upon and shall inure to the benefit of Company and Bank and their respective successors and assigns, except that the credit provided for under this Agreement and no part thereof and no obligation of Bank hereunder shall be assignable or otherwise transferable by Company.

12.2 Company shall pay all reasonable closing costs and expenses, including, by way of description and not limitation, reasonable outside attorney fees, audit and appraisal fees, lien search fees and approval fees incurred by Bank in connection with the commitment, consummation and closing of this Agreement. All of said amounts required to be paid by Company may, at Bank’s option, be charged by Bank as an advance against the proceeds of the Note. All costs, including reasonable attorney fees incurred by Bank in protecting or enforcing any of its or any of the Bank’s rights against Company or any collateral or in defending Bank from any claims or liabilities by any party or otherwise incurred by Bank in connection with an event of default or the enforcement of this Agreement or the related documents, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Bank which would not have been asserted were it not for Bank’s relationship with Company hereunder, shall also be paid by Company.

12.3 Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP.

12.4 No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

12.5 All notices with respect to this Agreement shall be deemed to be completed upon mailing by certified mail to the following:

To Company:

Veri-Tek International, Corp.

50120 West Pontiac

Wixom, MI 48393

Attention: David Harper

To Bank:

Comerica Bank

35405 Grand River

Farmington, MI 48335

Attention: Suhas Parekh

12.6 This Agreement and the other Loan Documents have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.7 No amendments or waiver of any provisions of this Agreement nor consent to any departure by Company therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.

12.8 All sums payable by Company to Bank under this Agreement or the other documents contemplated hereby shall be paid directly to Bank at its principal office set forth in Section 12.5 hereof in immediately available United States funds, without set off, deduction or counterclaim. Bank may charge any and all deposit or other accounts of Company with Bank for all or a part of any Indebtedness then due; provided, however, that this authorization shall not affect Company’s obligation to pay, when due, any Indebtedness whether or not account balances are sufficient to pay amounts due.

12.9 In the event Company’s obligation to pay interest on the principal balance of the Note is or becomes in excess of the maximum interest rate which Company is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of such maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

12.10 This Agreement shall become effective upon the execution hereof by Bank and Company.

12.11 Any reference in this Agreement to a time shall mean Detroit, Michigan, time.

12.12 COMPANY AND BANK HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY AND ALL ACTIONS OR PROCEEDINGS AT ANY TIME IN WHICH COMPANY AND BANK ARE PARTIES ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS CONTEMPLATED HEREBY.

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK		VERI-TEK INTERNATIONAL, CORP.

By:	/s/ Suhas Parekh	By:	/s/ David V. Harper

Its:	Acct. Officer	Its:	CFO

EXHIBIT “A”

REVOLVING CREDIT NOTE

$8,000,000	Detroit, Michigan
, 200

On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, VERI-TEK INTERNATIONAL, CORP., a                      corporation (“Company”), promises to pay to the order of COMERICA BANK, a Michigan banking corporation (herein called “Bank”), at its Main Office at 500 Woodward Avenue, Detroit, Michigan 48226, in lawful money of the United States of America the indebtedness or so much of the sum of Eight Million Dollars ($8,000,000) as may from time to time have been advanced and then be outstanding hereunder pursuant to the Loan Agreement dated as of                     , 200  , made by and between Company and Bank (herein called “Agreement”), together with interest thereon as hereinafter set forth.

Each of the Advances hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

This Note is a note under which advances, repayments and readvances may be made from time to time, subject to the terms and conditions of the Agreement. This Note evidences borrowing under, is subject to, is secured in accordance with, and may be matured under, the terms of the Agreement, to which reference is hereby made. As additional security for this Note, Company grants Bank a lien on all property and assets including deposits and other credits of the Company, at any time in possession or control of or owing by Bank for any purpose.

Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon. Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Bank by other instrument or by law.

All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

VERI-TEK INTERNATIONAL, CORP.

By:

Its:

2

EXHIBIT “B”

REQUEST FOR REVOLVING CREDIT ADVANCE

Pursuant to the Loan Agreement dated as of                     , 200   (“Agreement”), the undersigned hereby requests COMERICA BANK (“Bank”) to make a(an)                      1/ Advance to the undersigned on                     , 200  , in the amount of                      DOLLARS, ($                    ) under the $8,000,000 Revolving Credit Note dated                     , 200   issued by the undersigned to Bank (“Note”). The Interest Period for the requested Advance, if applicable, shall be                     2/. The last day of the Interest Period for the amounts being converted or refunded hereunder, if applicable, is                     , 200  .

The undersigned certifies that no event has occurred or condition exists which constitutes, or with the passage of time and/or giving of notice would constitute, a default under the Agreement or the Note, and none will exist upon the making of the Advance requested hereunder. The undersigned further certifies that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Note will not exceed the face amount thereof or any advance formula applicable to Advances under such Note. If the amount advanced to the undersigned under the Note shall at any time exceed the face amount thereof or any advance formula applicable to Advances under such Note, the undersigned will pay such excess amount on demand.

The undersigned hereby authorizes said Bank to disburse the proceeds of this Request for Advance by crediting the account of the undersigned with Bank separately designated by the undersigned or as the undersigned may otherwise direct, unless this Request for Advance is being submitted for a conversion or refunding, in which case it shall refund or convert that portion stated above of the existing outstandings under the Note.

Dated this     day of                     , 200  .

VERI-TEK INTERNATIONAL, CORP.

By:

Its:

1/	Insert, as applicable, “Eurodollar-based”, or “Prime-based”.
2/	For a Eurodollar-based Advance insert, as applicable, “1, 2 3, or 6 months”.

EXHIBIT “C”

COMPLIANCE REPORT

To:	Comerica Bank

Re:	Loan Agreement dated as of , 200 (as amended or otherwise modified from time to time, the “Agreement”)

This Compliance Report (“Report”) is furnished pursuant to Section 8.6 of the Agreement and sets forth various information as of                     , 200   (the “Computation Date”).

1. Tangible Effective Net Worth. On the Computation Date, Tangible Effective Net Worth, which is required to be not less than $                    , was $                    , as computed in the supporting documents attached hereto as Schedule 1.

2. Total Liabilities to Tangible Effective Net Worth Ratio. On the Computation Date, the Total Liabilities to Tangible Effective Net Worth Ratio, which is required to be not more than 1.5 to 1.0, was        to 1.0 as computed in the supporting documents attached hereto as Schedule 2.

The undersigned officer of Company hereby certifies that:

A. All of the information set forth in this Report (and in any Schedule attached hereto) is true and correct in all material respects.

B. As of the Computation Date, the Company has observed and performed all of its covenants and other agreements contained in the Agreement and in the Note and any other Loan Documents to be observed, performed and satisfied by it.

C. I have reviewed the Agreement and this Report is based on an examination sufficient to assure that this Report is accurate.

D. Except as stated in Schedule 3 hereto (which shall describe any existing Default or Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Company), no Default or Event of Default has occurred and is continuing on the date of this Report.

Capitalized terms used in this Report and in the schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Agreement.

IN WITNESS WHEREOF, Company has caused this Report to be executed and delivered by its duly authorized officer this      day of                     , 200  .

VERI-TEK INTERNATIONAL, CORP.

By:

Its:

SCHEDULE 7.5

PENSION PLANS SUBJECT TO TITLE IV OF ERISA

None.

SCHEDULE 9.5

PERMITTED INDEBTEDNESS

None.

SCHEDULE 9.7

INVESTMENTS

None.

SCHEDULE 9.8

PERMITTED ENCUMBRANCES

None.